EXHIBIT 99.1

Klotho Neurosciences, Inc. Granted FDA Orphan Drug Designation for KLTO-202 for Treatment of Amyotrophic Lateral Sclerosis (“ALS” or “Lou Gehrig’s Disease”)

NEW YORK, July 10, 2025 /PRNewswire/ -- Klotho Neurosciences, Inc. (Nasdaq: KLTO), a gene and cell therapy company focused on the treatment of neurodegenerative and other aging-related diseases, today announced that the U.S. Food and Drug Administration (FDA) has granted Orphan Drug Designation to the company’s novel secreted-Klotho (s-KL) promoter, gene and delivery system (KLTO-202, or s-KL-AAV.myo) for the treatment of ALS.

The FDA grants Orphan Drug Designation to drugs and biologics that are intended for safe and effective treatment, diagnosis or prevention of rare diseases or disorders that affect fewer than 200,000 people in the U.S. The Orphan Drug Designation provides certain incentives, such as tax credits, toward the cost of human clinical trials and a waiver for the payment of the GDUFA User Fee for market applications. Additionally, Orphan Drug Designation of the product provides the developers seven years of US market exclusivity and independent from the Company’s intellectual property protection.

“Receiving the Orphan Drug Designation for s-KL-AAV.myo for the early treatment of ALS underscores the importance of bringing new treatment options to patients suffering from this rare, universally fatal disease” said Dr. Joseph Sinkule, Klotho’s Chief Executive Officer. “My cousin Karen died from this horrific disease. We aim to deliver the first gene replacement therapy addressing the neurologic insult resulting in motor neuron damage and the potential neurologic protection induced by providing therapeutic blood, brain, and muscle concentrations of the s-KL protein. After the FDA’s review of the data leading to the Orphan Drug Designation, we believe this ODD designation provides strong validation of our science and our approach to treat this disease” concludes Dr. Sinkule.

ALS is sometimes referred to as Lou Gehrig’s disease. Lou Gehrig, who played for the New York Yankees for 17 years in the 1920s and 1930s, stunned players and fans by retiring from baseball at the age of 36 after being diagnosed with ALS. Prior to this diagnosis, Gehrig played in a record-breaking 2,130 consecutive games, was referred to as the “Iron Horse,” and was considered one of the greatest baseball players of all time. Less than two years later, at the age of 37, Gehrig died of complications from ALS. ALS is also referred to as Motor Neuron Disease in the UK and elsewhere. ALS is considered a rare disease and affects fewer than 200,000 people in the US, with around 5,000 new cases diagnosed each year.

Klotho Neurosciences will have completed “proof of concept” studies in two animal models of human ALS and the Company is currently initiating manufacturing of the ALS-targeted product candidate, followed by meetings with the U.S. FDA and EMA in Europe to concur with the development path going forward.

KLTO-202, the company’s lead product candidate targeting motor neuron diseases and muscular dystrophies, is composed of a muscle-specific promoter called “desmin,” driving the expression of the s-KL gene transcript and s-KL protein, with targeted delivery of the gene therapy to the neuromuscular junction - the interface between the spinal cord and the muscles. At this time, KLTO-202 is not approved for human use by any regulatory authority.

About Klotho Neurosciences, Inc.

Klotho Neurosciences, Inc. (NASDAQ: KLTO), is a biogenetics company focused on the development of innovative, disease-modifying cell and gene therapies using a protein derived from a patented form of the “anti-aging” human Klotho gene (s-KL), and its novel delivery systems to transform and improve the treatment of neurodegenerative and age-related disorders such as ALS, Alzheimer’s, and Parkinson’s disease. The Company’s current portfolio consists of its proprietary cell and gene therapy programs using DNA and RNA as therapeutics and genomics-based diagnostic assays. The Company is managed by a team of individuals and advisors who are highly experienced in biopharmaceutical product development and commercialization.

Investor Contact and Corporate Communications: - Jeffrey LeBlanc, CFO

ir@klothoneuro.com

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